Exhibit 3B

FIRST AMENDMENT TO THE DAVIDSON GROWTH PLUS, L.P.

limited partnership AGREEMENT

This First Amendment (this “Amendment”) is made and entered into as of October 15, 2008, and amends that certain Limited Partnership Agreement dated as of May 22, 1986 (the “Original Agreement”) of Davidson Growth Plus, L.P. (f/k/a Freeman Growth Plus, L.P.) (the “Partnership”), by and among Freeman Diversified Properties, Inc, a Tennessee corporation (“Freeman”), James T. Gunn and Susan L. Freeman.

RECITALS

A.                 Freeman was the original general partner of the Partnership.

B.                 Pursuant to an Amendment to the Certificate of Limited Partnership of the Partnership, Freeman withdrew as the general partner of the Partnership effective as of August 29, 1996 and Davidson Growth Plus GP Corporation, a Delaware corporation, was admitted as the general partner (the “General Partner”).

C.                 Pursuant to an Amendment to the Certificate of Limited Partnership of the Partnership, the Partnership’s name was changed from Freeman Growth Plus, L.P. to Davidson Growth Plus, L.P.

D.                 Article 16 of the Original Agreement provides that the term of the Partnership may be extended upon a vote of the majority of the Limited Partners.  Article 15 of the Original Agreement provides that the General Partner, without seeking approval from the Limited Partners, may amend the agreement to change the name of the partnership and to cure any ambiguity.

E.                  The General Partner has received the consent of a majority of the Limited Partners with regard to the extension of the term.

F.                  The General Partner has determined that this Amendment is desirable to extend the term of the Partnership and to amend the language of the Original Agreement to reflect the change in the Partnership’s name and general partner.

AGREEMENT

In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                  Defined Terms.  Capitalized terms used herein but not otherwise defined herein have the respective meanings set forth in the Original Agreement.

2.                  Amendment.

(a)               The Original Agreement is hereby amended by deleting Section 4 and replacing it in its entirety as follows:

The Partnership commenced as of the 22nd day of May, 1986, and shall continue until the 31st day of December 2021, unless previously terminated in accordance with the provisions of this Partnership Agreement.

(b)               All references to “Freeman Diversified Properties, Inc., a Tennessee corporation” are hereby deleted and replaced with “Davidson Growth Plus GP corporation, a Delaware corporation”.

(c)                All references to “Freeman Growth Plus, L.P.” are hereby deleted and replaced with “Davidson Growth Plus, L.P.”

3.                   Continuation.  Except as amended hereby, the Original Agreement is hereby ratified and confirmed and shall remain in full force and effect.

4.                  Miscellaneous.

(a)               This Amendment shall bind and inure to the benefit of the parties and their respective successors and assigns.

(b)               This Amendment may be executed in counterparts (and by facsimile signature), each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(c)                This Amendment and its application shall be governed by the laws of the State of Delaware, without regard to conflicts of law provisions.

[Signatures on Next Page]

            IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

General Partner:

DAVIDSON GROWTH PLUS GP CORPORATION

By:   /s/Derek McCandless

Name:  Derek McCandless

Title:  Senior Vice President